EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS THIRD QUARTER EARNINGS
Diluted Earnings Per Share of 20 Cents

Brooklyn, NY - October 25, 2006 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $7.2 million, or 20 cents per diluted share, for the quarter ended September 30, 2006, compared to $9.1 million, or 26 cents per diluted share, for each of the quarters ended September 30, 2005 and June 30, 2006, respectively.

Core earnings were $6.7 million, or $0.19 per diluted share, for the quarter ended September 30, 2006, compared to $9.1 million, or $0.26 per diluted share, for the quarter ended September 30, 2005 and $8.4 million, or $0.24 per diluted share, for the quarter ended June 30, 2006. During the quarter ended September 30, 2006, reported earnings exceeded core earnings due to a non-recurring, pre-tax reduction of $764,000 in interest expense related to a restructuring of $170.0 million of borrowings. During the quarter ended June 30, 2006, reported earnings exceeded core earnings due to a pre-tax gain of $1.1 million on the sale of mutual fund investments associated with the Company's Benefit Maintenance Plan.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “As you will see, the biggest factors affecting income again this quarter were the level of prepayment income and the cost of deposits. Prepayment income was lower, although more in line with our expectations for this year. Rising deposit costs merely reflect conditions in the deposit marketplace as we re-enter the market for new deposits.”

Mr. Palagiano continued, “Yields on new loan production remained above 6%. Although the environment is not ideal, if loan demand continues at the current moderate pace, conditions are present for renewed, profitable growth, even with higher deposit costs and lower margins. From our point of view, the Fed’s decision to pause its monetary tightening strategy, combined with a less robust lending environment, appears to have mitigated some of the aggressive rate competition for bank deposits, mainly certificates of deposit.”

Third Quarter 2006 Highlights

▪
The Company recorded a non-recurring reduction to interest expense of $764,000 related to the restructuring of $170.0 million of borrowings. Upon completing the transaction, the average interest rate on these borrowed funds dropped from 4.53% to 3.79%.

▪
The annualized loan amortization rate decreased slightly from 16% to approximately 15% sequentially. Prepayment fee income was $1.3 million, compared to $2.1 million in the June 2006 quarter and $1.3 million in the September 2005 quarter.

▪	The Bank’s credit profile remained outstanding, with nonperforming loans remaining unchanged from the prior quarter at 0.11% of total loans.

▪	Deposits remained relatively constant, although linked quarter average cost of deposits rose from 2.80% to 3.10% during the quarter.

▪	Real estate loan originations rose to $174.5 million at an average rate of 6.58%, compared to $134.8 million at an average interest rate of 6.44% during the second quarter of 2006.

▪	Loans in the pipeline approximated $89.8 million at quarter-end, including commitments for sale to Fannie Mae of $6.5 million.

▪	Net interest margin was 2.53%, 26 basis points lower sequentially.

▪	The Company repurchased 179,448 shares of its common stock. The consolidated tangible equity ratio remained nearly unchanged at 7.88%.

▪	Quarterly non-interest expense remained relatively constant from the June 2006 quarter, and declined by 1% year-over-year.

FINANCIAL RESULTS

For the quarter ended September 30, 2006, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $10.4 million, compared to $13.9 million in the same quarter of the previous year. The $3.5 million decrease was due to a decline of $3.6 million in net interest income that was offset slightly by a decline of $116,000 in non-interest expense.

Average earning assets declined by $128.9 million year-over-year. The net interest margin contracted 36 basis points, from 2.89% during the September 2005 quarter to 2.53% during the September 2006 quarter.

On a linked quarter basis, the Company’s pre-tax income, excluding gains and losses on the sale of assets, decreased $2.2 million, from $12.6 million during the June 2006 quarter to $10.4 million during the quarter ended September 30, 2006, primarily due to a decline in net interest income of $2.2 million. The net interest margin decreased 26 basis points, to 2.53% during the September 2006 quarter from 2.79% in the June 2006 quarter.

Prepayment fee income was $1.3 million in the quarter ended September 30, 2006, compared to $2.1 million in the quarter ended June 30, 2006, and $1.3 million in the quarter ended September 30, 2005.While loan repayment speeds declined from the previous quarter, they still fell above the 10 - 12% range anticipated by management for 2006. The average interest rate on loan repayments was 5.99% during the September 2006 quarter compared to an average origination rate of 6.58%. For the first nine months of 2006, annualized loan repayment speeds approximated 13%, compared with speeds of 14% and 24% during the years ended December 31, 2005 and 2004, respectively.

Excluding all prepayment fee income from the calculation of net interest margin, the margin deteriorated on a linked quarter basis from 2.50% to 2.35% due to an increase of 30 basis points in the average cost of deposits that resulted from increases in interest rates during 2005 and 2006.

The yield on interest earning assets decreased 8 basis points on a linked quarter basis, due solely to the decline in prepayment fee income. Excluding the effect of prepayment fee income, the yield on interest earning assets would have increased 5 basis points on a linked quarter basis, reflecting both an increase in yield on the Company's real estate loans (excluding prepayment fee income) and mortgage backed securities, both of which resulted from interest rate increases during 2005 and 2006, and the movement of a greater percentage of the total interest earning assets from securities into real estate loans, the Company's highest yielding asset. The average yield on real estate loans, excluding the effects of prepayment fee income, was 5.70% during the quarter ended September 30, 2006 and 5.67% during the quarter ended June 30, 2006. The interest rates on newly originated real estate loans continued to increase, averaging 6.58% during the third quarter of 2006, up from 5.84% during the third quarter of 2005 and 6.44% during the second quarter of 2006. This, combined with both a reduction in the levels of lower-yielding securities and the increase in yield on existing real estate loans also contributed greatly to the increase of 5 basis points in yield on earning assets (excluding prepayment fee income) on a linked quarter basis.

During the third quarter of 2006, deposits remained relatively constant, with an increase of $5.0 million in core (non-certificate) deposits offset by a decrease of $5.0 million in certificates of deposit, as promotional activities during the most recent quarter resulted in the transfer of deposit funds from certificates of deposit into money market accounts.

Average deposits per branch approximated $92 million at September 30, 2006, unchanged from the June 2006 quarter and lower than the $101 million average at September 30, 2005. The loan-to-deposit ratio was 137% at September 30, 2006, compared to 128% at September 30, 2005 and 138% at June 30, 2006. The decline in the average deposits per branch and the increase in the loan-to-deposit ratio in the September 2006 quarter compared to the September 2005 quarter resulted primarily from a reduction of $84.2 million in deposits from their September 30, 2005 level. This was due to a decline in money market deposits from September 2005 through June 2006, a period during which the Bank elected not to compete aggressively to retain money market deposits in light of rising short-term interest rates. Core deposits comprised 47% of total deposits at both September 30, 2006 and June 30, 2006, decreasing slightly from the 49% level at September 30, 2005 as a result of the decline in money market deposits from September 30, 2005 through both June 30, 2006 and September 30, 2006.

During the quarter ended September 30, 2006, the Company restructured $170.0 million of wholesale borrowings. Under this restructuring, $120.0 million of securities sold under agreement to repurchase ("reverse repos") and $50.0 million in FHLBNY advances with a 1-year average life were prepaid and replaced with borrowings having a final maturity of 10 years (callable after 1 - 3 years). The prepaid borrowings had a weighted average interest rate of 4.53%, and were replaced with a combination of reverse repos and FHLBNY advances having an initial weighted average interest rate of 3.79%. The new FHLBNY advances have a fixed weighted average interest rate of 4.36%. The new reverse repos are variable rate initially, and, if not called by the lender, convert to a fixed rate of 4.90% until maturity. The Company recorded a non-recurring reduction of $764,000 in interest expense related to the prepayment.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.4 million during the quarter ended September 30, 2006, relatively constant from both the September 2005 and June 2006 quarters.

The Company sold loans to Fannie Mae totaling $92.3 million, $25.5 million and $21.0 million, recording gains of $779,000, $284,000 and $253,000, during the quarters ended September 30, 2006, September 30, 2005 and June 30, 2006, respectively. All of the loans sold during each of these periods were designated for sale upon origination. The loans sold during the quarter ended September 30, 2006 had a weighted average term to the earlier of maturity or next repricing of 10.2 years.

During the quarter ended June 30, 2006, the Company recorded a pre-tax gain of $1.1 million on the sale of mutual fund investments associated with its Benefit Maintenance Plan. The gain resulted from a reallocation of investments held to fund future supplemental retirement benefits. Since these available-for-sale investments were carried at market value under U.S. Generally Accepted Accounting Principles, the after-tax gain was previously reflected in the Company's stockholders' equity. The act of reallocating the investments caused the Company to recognize a gain in its income statement. There were no sales of securities or other assets during the quarters ended September 30, 2006 and 2005.

Non-interest expense totaled $10.6 million during the quarter ended September 30, 2006, relatively flat sequentially, and a decrease of $116,000, or 1.1%, from the September 2005 quarter. The decrease of $116,000 was due partially to a decline of $159,000 in data processing systems expense that resulted from a settlement of expenses with the Company’s previous systems provider that occurred in the September 2005 quarter.

Non-interest expense to average assets was 1.37% in the September 2006 quarter, compared to 1.32% for the quarter ended September 30, 2005, and 1.34% for the quarter ended June 2006. The increase in the ratio resulted primarily from a decline of $138 million in average assets from the September 2005 quarter to the September 2006 quarter, as the Company permitted liabilities to runoff without being replaced during the period (thus reducing interest earning assets) in response to unfavorable market conditions.

The effective tax rate was 35.9% for the quarter ended September 30, 2006, 35.1% for the quarter ended June 30, 2006 and 35.9% for the quarter ended September 30, 2005. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2006.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $174.5 million during the quarter ended September 30, 2006, of which $33.3 million, or 19%, represented commercial real estate. The average rate on total loan originations during the quarter was 6.58%, compared to 5.84% in the quarter ended September 30, 2005 and 6.44% during the quarter ended June 30, 2006. Commercial real estate represented 25% of the gross loan portfolio at September 30, 2006, compared with 22% as of December 31, 2005. The commercial real estate portfolio grew at a 21% rate year-over-year.

Real estate loan prepayment and amortization during the September 2006 quarter approximated 15% of the loan portfolio on an annualized basis, unchanged from the September 2005 quarter and down slightly from 16% during the June 2006 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 5.99%.

Non-performing loans were $2.9 million at September 30, 2006, representing only 0.11% of total loans. There were no new loans added to non-performing status during the September 2006 quarter. Management does not currently expect to incur any significant losses on these loans.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at September 30, 2006 was $295.7 million, or 9.43% of total assets, compared to $293.1 million, or 9.38% of total assets, at June 30, 2006. After outlays for dividends paid to shareholders and share repurchases, by the end of the third quarter of 2006 the Company’s tangible equity had climbed to $243.4 million, as compared to $242.2 million at June 30, 2006. The quarterly cash dividend paid in August 2006 represented a payout ratio of 70% of third quarter 2006 earnings. At September 30, 2006, tangible stockholders’ equity was 7.88% of tangible assets and the tangible book value per share was $6.64.

During the quarter ended September 30, 2006, the return on average stockholders’ equity was 9.7%, the return on average tangible equity was 11.8%, and the cash return on average tangible equity was 12.4%.

During the third quarter of 2006, the Company repurchased into treasury 179,448 shares, or 0.5%, of its common stock outstanding at June 30, 2006. As of September 30, 2006, the Company had an additional 47,965 shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004. On December 15, 2005, the Board of Directors approved the Company's eleventh stock repurchase program, which authorizes the purchase, at the discretion of management, of an additional 1,847,977 shares.

OUTLOOK

At present, the overall yield on the Company's interest-earning assets is rising (excluding the effects of prepayment fee income). The average yield on interest earning assets, excluding the effects of prepayment fee income, rose on a linked quarter basis, from 5.54% to 5.59%.

The cost of deposits rose from 2.80% during the June 30, 2006 quarter to 3.10% during the September 2006 quarter. This trend is likely to continue, whether or not the Bank grows deposits. The rising cost of deposits is due to a combination of repricing lower rate deposits already on the books, plus the cost of attracting new deposits.

At 13.6% annualized during the first nine months of 2006, prepayment and amortization rates were slightly in excess of the range anticipated by management, and are expected to fall within a 10% to 12% range during the final quarter of 2006. At September 30, 2006, the real estate loan commitment pipeline approximated $89.8 million, with a weighted average interest rate of 6.63%, including $6.5 million of loan commitments intended for sale to Fannie Mae.

Operating expenses are expected to be approximately $10.7 million in the fourth quarter of 2006. Share repurchases are expected to be in line with recent practices. The Company is positioned, however, to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects fourth quarter 2006 earnings per diluted share to be in the range of $0.16 to $0.18.

“The cost of deposits will continue to determine the direction of earnings,” Mr. Palagiano stated. “While there is disagreement about the direction of the economy and Fed policy, we believe that most of the increase in deposit rates is behind us. We believe deposit costs are already near their peak and will level off within the next quarter or two. With a strong capital base and a low level of nonperforming assets, we look forward to regaining momentum in both growth and earnings.”

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, founded in 1864, and headquartered in Brooklyn, New York. With $3.14 billion in assets as of September 30, 2006, the Bank has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,
	2006	December 31,
	(Unaudited)	2005
ASSETS:
Cash and due from banks	$ 22,539	$ 40,199
Investment securities held to maturity	380	455
Investment securities available for sale	29,170	44,832
Mortgage-backed securities available for sale	162,938	193,453
Federal funds sold and other short-term assets	94,082	60,014
Real estate Loans:
One-to-four family and cooperative apartment	158,861	145,754
Multifamily and underlying cooperative	1,811,961	1,873,940
Commercial real estate	653,806	576,561
Construction and land acquisition	15,738	12,098
Unearned discounts and net deferred loan fees	924	501
Total real estate loans	2,641,290	2,608,854
Other loans	2,234	2,341
Allowance for loan losses	(15,956)	(15,785)
Total loans, net	2,627,568	2,595,410
Loans held for sale	-	900
Premises and fixed assets, net	22,610	16,527
Federal Home Loan Bank of New York capital stock	31,745	29,917
Goodwill	55,638	55,638
Other assets	90,930	88,881
TOTAL ASSETS	$ 3,137,600	$ 3,126,226
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$127,541	$135,698
Savings	305,716	335,527
Money Market	470,541	464,962
Sub-total	903,798	936,187
Certificates of deposit	1,026,897	978,585
Total Due to depositors	1,930,695	1,914,772
Escrow and other deposits	68,035	47,518
Securities sold under agreements to repurchase	120,380	205,455
Federal Home Loan Bank of New York advances	581,500	531,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	44,078	38,102
TOTAL LIABILITIES	2,841,853	2,834,512
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,862,445 shares and 50,633,881 shares issued at September 30, 2006 and December 31, 2005, respectively, and 36,665,264 shares and 36,956,907 shares outstanding at September 30, 2006 and December 31, 2005, respectively)	509	506
Additional paid-in capital	206,351	204,083
Retained earnings	284,367	274,579
Unallocated common stock of Employee Stock Ownership Plan	(4,453)	(4,627)
Unearned common stock of Recognition and Retention Plan	(3,518)	(2,979)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (14,197,181 shares and 13,676,974 shares at September 30, 2006 and December 31, 2005, respectively)	(176,034)	(168,579)
Accumulated other comprehensive loss, net	(3,534)	(3,328)
TOTAL STOCKHOLDERS' EQUITY	295,747	291,714
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,137,600	$3,126,226

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Interest income:
Loans secured by real estate	$39,122	$39,844	$37,472	$116,805	$110,753
Other loans	47	45	29	141	96
Mortgage-backed securities	1,666	1,753	2,010	5,264	9,770
Investment securities	454	469	601	1,405	1,963
Other	1,384	1,522	2,230	4,062	5,071
Total interest income	42,673	43,633	42,342	127,677	127,653
Interest expense:
Deposits and escrow	15,019	13,554	10,690	40,069	30,256
Borrowed funds	8,948	9,228	9,306	27,610	26,956
Total interest expense	23,967	22,782	19,996	67,679	57,212
Net interest income	18,706	20,851	22,346	59,998	70,441
Provision for loan losses	60	60	60	180	180
Net interest income after provision for loan losses	18,646	20,791	22,286	59,818	70,261
Non-interest income:
Service charges and other fees	1,507	1,457	1,561	4,461	4,483
Net gain (loss) on sales and redemptions of assets	779	1,317	284	2,973	(4,605)
Other	849	919	796	2,554	2,666
Total non-interest income	3,135	3,693	2,641	9,988	2,544
Non-interest expense:
Compensation and benefits	6,006	5,804	6,059	17,678	17,290
Occupancy and equipment	1,504	1,379	1,389	4,295	4,002
Core deposit intangible amortization	-	-	-	-	48
Other	3,110	3,345	3,288	9,623	9,087
Total non-interest expense	10,620	10,528	10,736	31,596	30,427
Income before taxes	11,161	13,956	14,191	38,210	42,378
Income tax expense	4,002	4,896	5,089	13,583	15,147
Net Income	$7,159	$9,060	$9,102	$24,627	$27,231

Earnings per Share:
Basic	$0.21	$0.26	$0.26	$0.70	$0.77
Diluted	$0.20	$0.26	$0.26	$0.70	$0.76

Average common shares outstanding for Diluted EPS	35,028,903	35,202,812	35,553,132	35,200,367	35,653,116

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

In addition, Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

Net income as reported	$ 7,159	$ 9,060	$ 9,102	$ 24,627	$ 27,231
Pre-tax net (gain) loss on sale of securities and other assets		(1,064)	-	(1,542)	5,176
Pre-tax income from borrowings restructuring	(764)	-	-	(807)	-
Tax effect of adjustments	271	378	-	839	(2,143)
Core Earnings	$ 6,666	$ 8,374	$ 9,102	$ 23,117	$ 30,264
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	-	-	48
Non-cash stock benefit plan expense	342	358	359	1,067	1,054
Core Cash Earnings	$ 7,008	$ 8,732	$ 9,461	$ 24,184	$ 31,366
Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.20	$ 0.25	0.27	$ 0.69	0.88
Core Cash Return on Average Assets	0.90%	1.11%	1.17%	1.03%	1.26%
Core Cash Return on Average Tangible Stockholders' Equity	11.55%	14.46%	16.13%	13.38%	18.02%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.20	$0.26	$0.26	$0.70	$0.76
Return on Average Assets	0.92%	1.16%	1.12%	1.05%	1.10%
Return on Average Stockholders' Equity	9.73%	12.37%	12.62%	11.21%	12.75%
Return on Average Tangible Stockholders' Equity	11.80%	15.00%	15.52%	13.63%	15.64%
Net Interest Spread	2.15%	2.36%	2.61%	2.29%	2.68%
Net Interest Margin	2.53%	2.79%	2.89%	2.69%	2.97%
Non-interest Expense to Average Assets	1.37%	1.34%	1.32%	1.35%	1.22%
Efficiency Ratio	50.42%	45.33%	43.46%	47.15%	39.22%
Effective Tax Rate	35.86%	35.08%	35.86%	35.55%	35.74%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.19	$ 0.24	$ 0.26	$ 0.66	$ 0.85
Core Return on Average Assets	0.86%	1.07%	1.12%	0.99%	1.22%
Core Return on Average Stockholders' Equity	9.06%	11.44%	12.62%	10.53%	14.17%
Core Return on Average Tangible Stockholders' Equity	10.99%	13.87%	15.52%	12.79%	17.39%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.07	$ 7.97	$ 7.82	$ 8.07	$ 7.82
Tangible Book Value Per Share	6.64	6.58	6.39	6.64	6.39

Average Balance Data:
Average Assets	$ 3,109,183	$ 3,134,815	$ 3,247,216	$ 3,120,938	$ 3,313,154
Average Interest Earning Assets	2,961,903	2,992,772	3,090,823	2,973,751	3,163,811
Average Stockholders' Equity	294,305	292,882	288,431	292,805	284,857
Average Tangible Stockholders' Equity	242,658	241,554	234,560	240,967	232,098
Average Loans	2,656,014	2,658,556	2,560,963	2,647,969	2,514,698
Average Deposits	1,920,061	1,942,554	2,056,864	1,920,958	2,124,448

Asset Quality Summary:
Net charge-offs (recoveries)	$ -	$ 8	($ 2)	$ 19	($ 17)
Nonperforming Loans	2,889	2,885	4,608	2,889	4,608
Nonperforming Loans/ Total Loans	0.11%	0.11%	0.18%	0.11%	0.18%
Nonperforming Assets/Total Assets	0.09%	0.09%	0.14%	0.09%	0.14%
Allowance for Loan Loss/Total Loans	0.60%	0.60%	0.60%	0.60%	0.60%
Allowance for Loan Loss/Nonperforming Loans	552.30%	555.74%	335.55%	552.30%	335.55%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.88%	7.87%	7.44%	7.88%	7.44%
Tangible Capital Ratio (Bank Only)	9.64%	9.39%	9.20%	9.64%	9.20%
Leverage Capital Ratio (Bank Only)	9.64%	9.39%	9.20%	9.64%	9.20%
Risk -Based Capital Ratio (Bank Only)	13.61%	13.38%	13.84%	13.61%	13.84%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2006			June 30, 2006			September 30, 2005
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,654,055	$39,122	5.90%	$2,656,658	$39,844	6.00%	$2,558,690	$37,472	5.86%
Other loans	1,959	47	9.60	1,898	45	9.48	2,273	29	5.10
Mortgage-backed securities	172,116	1,666	3.87	182,101	1,753	3.85	218,204	2,010	3.68
Investment securities	31,376	454	5.79	31,023	469	6.05	65,259	601	3.68
Other short-term investments	102,397	1,384	5.41	121,092	1,522	5.03	246,397	2,230	3.62
Total interest earning assets	2,961,903	$42,673	5.76%	2,992,772	$43,633	5.84%	3,090,823	$42,342	5.48%
Non-interest earning assets	147,280			142,043			156,393
Total assets	$3,109,183			$3,134,815			$3,247,216

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$33,814	$85	1.00%	$36,778	$91	0.99%	$39,728	$100	1.00%
Money Market accounts	455,629	3,228	2.81	452,288	2,578	2.29	570,067	2,284	1.59
Savings accounts	312,891	493	0.63	325,403	476	0.59	349,384	486	0.55
Certificates of deposit	1,023,738	11,213	4.35	1,030,354	10,409	4.05	1,003,995	7,820	3.10
Total interest bearing deposits	1,826,072	15,019	3.26	1,844,823	13,554	2.95	1,963,174	10,690	2.17
Borrowed Funds	809,054	8,948	4.39	783,544	9,228	4.72	809,185	9,306	4.58
Total interest-bearing liabilities	2,635,126	23,967	3.61%	2,628,367	22,782	3.48%	2,772,359	19,996	2.87%
Checking accounts	93,989			97,731			93,690
Other non-interest-bearing liabilities	85,763			115,835			92,736
Total liabilities	2,814,878			2,841,933			2,958,785
Stockholders' equity	294,305			292,882			288,431
Total liabilities and stockholders' equity	$3,109,183			$3,134,815			$3,247,216
Net interest income		$18,706			$20,851			$22,346
Net interest spread			2.15%			2.36%			2.61%
Net interest-earning assets	$326,777			$364,405			$318,464
Net interest margin			2.53%			2.79%			2.89%
Ratio of interest-earning assets
to interest-bearing liabilities			112.40%			113.86%			111.49%

Average deposits (including non-interest
bearing checking accounts)	$ 1,920,061	$ 15,019	3.10%	$ 1,942,554	$ 13,554	2.80%	$ 2,056,864	$ 10,690	2.06%